Exhibits 3.(ii).3

RESOLUTION OF THE BOARD OF DIRECTORS
OF
VITRAN CORPORATION INC.
(the “Corporation”)

Amendment to By-law No. 6

     WHEREAS management of the Corporation believes that it is in the best interest of the Corporation to amend Section 10.10 of by-law no. 6 of Vitran Corporation Inc.;

NOW THEREFORE BE IT RESOLVED THAT:

1. Section 10.10 of by-law no. 6 of the Corporation is hereby repealed in its entirety and the following substituted therefor:

“10.10 Quorum — Subject to the Act in respect of a sole shareholder, a quorum for the transaction of business at any meeting of shareholders shall be a minimum of two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxy holder or representative for a shareholder so entitled, holding or representing by proxy shares at least one-third of the Common Shares entitled to be voted at such meeting. If a quorum is present at the opening of any meeting of shareholders, the shareholders present or represented may proceed with the business of the meeting notwithstanding that a quorum is not present throughout the meeting. If a quorum is not present at the time appointed for the meeting or within a reasonable time thereafter as the shareholders may determine, the shareholders present or represented may adjourn the meeting to a fixed time and place but may not transact any other business.”

The foregoing resolution is hereby consented to by the signatures of the directors of the Corporation who would be entitled to vote on the resolutions at a meeting of directors, pursuant to the Business Corporations Act (Ontario).

DATED the 7th day of February, 2005.

/s/ RICHARD D. MCGRAW	/s/ RICHARD E. GAETZ

RICHARD D. MCGRAW	RICHARD E. GAETZ

/s/ ANTHONY F. GRIFFITHS	/s/ GRAHAM W. SAVAGE

ANTHONY F. GRIFFITHS	GRAHAM W. SAVAGE

/s/ GEORGES L. HÉBERT	/s/ WILLIAM S. DELUCE

GEORGES L. HÉBERT	WILLIAM S. DELUCE